Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-271982) of OneSpaWorld Holdings Limited,

(2) Registration Statement (Form S-8 No. 333-249464) pertaining to the 2020 Equity Inducement Awards of OneSpaWorld Holdings Limited, and

(3) Registration Statement (Form S-8 No. 333-232033) pertaining to the 2019 Equity Incentive Plan of OneSpaWorld Holdings Limited;

of our report dated February 20, 2026, with respect to the consolidated financial statements of OneSpaWorld Holdings Limited and the effectiveness of internal control over financial reporting of OneSpaWorld Holdings Limited included in this Annual Report (Form 10-K) of OneSpaWorld Holdings Limited for the year ended December 31, 2025

/s/ Ernst & Young LLP

Miami, Florida

February 23, 2026